Exhibit 99.1
REMY ANNOUNCES EARLY TERMINATION OF
HART-SCOTT-RODINO WAITING PERIOD
FOR PENDING ACQUISITION OF REMY BY BORGWARNER

PENDLETON, Ind., August 13, 2015 -- Remy International, Inc. (NASDAQ: REMY) today announced that the U.S. Federal Trade Commission (FTC) has granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act) with respect to the pending acquisition of Remy by BorgWarner Inc. (NYSE: BWA).

On July 24, 2015, each of Remy and BorgWarner filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division of the U.S. Department of Justice and the FTC.

The early termination of the waiting period under the HSR Act satisfies one of the conditions to the closing of the pending acquisition. The closing of the acquisition remains subject to other customary closing conditions, including adoption of the merger agreement entered into among Remy, BorgWarner and Band Merger Sub, Inc. by Remy’s stockholders and the making or obtaining of any filings, authorizations, consents or approvals regarding the acquisition required pursuant to antitrust laws in Austria, Germany, China, Korea and Mexico and the termination or expiration of any applicable waiting period thereunder.

About Remy International, Inc.
Founded by the Remy brothers in 1896, Remy International, Inc. (NASDAQ: REMY) is a leading global manufacturer, remanufacturer, and distributor of alternators, starter motors, and electric traction motors for the automotive and commercial vehicle industry, marketed under the Remy® and Delco Remy® brands. The company also provides multiline products through its subsidiaries. Headquartered in Pendleton, Indiana, with operations across five continents and ten countries, Remy is a trusted partner to original equipment manufacturers and aftermarket organizations worldwide, delivering creative solutions for today's vehicle challenges.

Additional Information and Where to Find It

This press release may be deemed to be solicitation material in respect of the proposed acquisition of Remy by BorgWarner. In connection with the proposed acquisition, Remy and Borg Warner intend to file relevant materials with the SEC, including Remy’s definitive proxy statement on Schedule 14A, a preliminary version of which has been filed with the SEC on August 3, 2015. STOCKHOLDERS OF REMY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING REMY’S DEFINITIVE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, or the Company’s web site, http://www.remyinc.com under “Investors - SEC Filings”.

Participants in Solicitation

Remy and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the holders of Remy common stock in respect of the proposed transaction. Information about the directors and executive officers of Remy is set forth in the proxy statement for Remy’s Annual Meeting of Stockholders, which was filed with the SEC on April 30, 2015. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition, a preliminary version of which has been filed with the SEC on August 3, 2015.

Media Contact: Remy International - Shawn Pallagi (pallagi.shawn@remyinc.com |765-778-5903)
Investor Contact: Remy International - Al VanDenBergh (vandenbergh.al@remyinc.com |765-778-6871)

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